Exhibit 99.1

For More Information Contact:

Investors:	Media:
Ria Marie Carlson (714) 382-4400 ria.carlson@ingrammicro.com	Lisa Zwick (949) 230-8794 lisa.zwick@ingrammicro.com

Damon Wright (714) 382-5013 damon.wright@ingrammicro.com

INGRAM MICRO REPORTS SECOND HIGHEST

QUARTERLY REVENUES IN COMPANY’S HISTORY

North America and EMEA Operating Margins Exceed 200 Basis Points

SANTA ANA, Calif., Feb. 8, 2012 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor and supply-chain services provider, today announced financial results for the 2011 fourth quarter and fiscal year ended Dec. 31, 2011.

Worldwide sales grew to $9.95 billion, the highest quarterly sales for the company since the fourth quarter of 2007. This compares with $9.88 billion reported in the fourth quarter of last year. The translation effect of foreign currencies did not have a significant impact on the prior year comparison.

Worldwide gross profit was $554.3 million (5.57 percent of total sales), compared with $559.9 million (5.66 percent of total sales) in the 2010 fourth quarter. 2011 fourth quarter gross margin benefited by approximately 30 basis points from a favorable inventory position and pricing on hard disk drives. 2010 fourth quarter gross margin included a $9.1 million benefit, or approximately 9 basis points of sales, due to the partial release of the reserve for commercial taxes on software imports into Brazil. Worldwide operating income for the 2011 fourth quarter was $176.1 million (1.77 percent of total sales), compared with $167.3 million (1.69 percent of total sales) in the same period last year. The 2011 fourth quarter was negatively impacted by expense of $4.2 million, or 4 basis points of sales, related to reorganization charges associated with various cost-cutting initiatives implemented by the company during the quarter. The fourth quarter of 2010 included the 9 basis point favorable impact of the commercial tax reserve release noted above.

Net income was $104.9 million, or $0.68 per diluted share, including the $0.02 per diluted share negative impact of the reorganization charges recorded in the quarter. This compares with net income of $115.0 million, or $0.71 per diluted share in the 2010 fourth quarter, which included a benefit of $0.05 per diluted share related to the release of a portion of the reserve for commercial taxes on software imports into Brazil.

Further detail can be found in the financial statements and schedules attached to this news release or at www.ingrammicro.com.

Other key drivers of 2011 fourth quarter results:

•	North America operating margin of 214 basis points of sales was the highest in more than a decade, benefiting from solid execution across the business.

•	EMEA operating income reached an all-time high of $71.1 million, or 222 basis points of sales, driven in part by a favorable hard disk drive pricing and strength in the company’s SMB market.

•

Management’s continued diligent focus on driving productivity and efficiencies throughout the business resulted in the lowest level of operating expense as a percentage of revenue in more than a decade at 380 basis points of sales. As noted previously, operating expense includes a negative impact of 4 basis points from reorganization charges.

•

The tax rate for the 2011 fourth quarter was 32.6 percent, compared with 27.0 percent in the prior year quarter, reflecting a change in mix of profits among different tax jurisdictions. Furthermore, the prior year quarter’s effective tax rate included an approximate 2 percentage point benefit from the release of commercial tax reserves in Brazil, for which no income tax was applied.

•	Working capital days were 22, at the low end of the company’s targeted range of 22 to 26 days.

•	Return on invested capital was 17.3 percent for the quarter, significantly exceeding the company’s weighted average cost of capital.

“We had an excellent finish to 2011, driven by solid performance worldwide,” said Alain Monié, president and chief executive officer, Ingram Micro Inc. “Strong revenues, combined with decade low operating expense as a percentage of sales, resulted in very strong operating income, highlighting the leverage our model can drive. I am pleased with our fourth quarter financial results and I look forward to continuing to drive our strategic initiatives in 2012.”

Bill Humes, senior executive vice president and chief financial officer commented: “The team executed very well throughout the quarter, driving working capital days to the low end of our targeted range and delivering an overall return on invested capital for the quarter significantly above WACC. We will continue our diligent focus on optimizing our operations in 2012.”

2011 Fiscal Year

For the year ended Dec. 31, 2011, worldwide sales were $36.3 billion, an increase of 5 percent over $34.6 billion for the 2010 year. Worldwide operating income for the 2011 full year was $458.6 million (1.26 percent of total sales), compared with $484.4 million (1.40 percent of total sales) for the 2010 year. For the full year, net income was $244.2 million, or $1.53 per diluted share, which includes charges in the 2011 third quarter totaling $28.8 million, or $0.18 per diluted share, comprised of: a non-cash valuation allowance of $24.8 million recorded against the company’s deferred tax assets in Brazil, driven by the continuing losses generated in that business unit; and, a charge of $4.0 million after tax related primarily to the termination of the company’s interest rate swap associated with the repayment of its term loan in September 2011. 2010 full year net income was $318.1 million, or $1.94 per diluted share, which included a benefit of $9.1 million, or $0.05 per diluted share, related to the previously noted commercial tax reserve release.

Outlook

For the full year 2012, the company currently expects revenue growth in-line with current IT spending forecasts of low to mid-single digit growth over 2011. For the 2012 first quarter, revenues are currently expected to be flat to slightly down compared to the year earlier period due to expected year-over-year declines in EMEA revenues driven primarily by continued uncertainty surrounding the European economy and current expectations for a year-over-year decline in Australia’s revenue contribution. First quarter 2012 gross margin is expected to trend down sequentially in-line with seasonal norms after removing the impact of hard disk drive pricing in the fourth quarter of 2011, which the company does not expect will provide meaningful additional benefit in the first quarter of 2012.

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 839-8501 (other countries), passcode “Ingram Micro.”

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro’s business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) we are dependent on a variety of information systems, which, if not properly functioning, or unavailable, could adversely disrupt our business and harm our reputation and earnings; (2) changes in macro-economic conditions may negatively impact a number of risk factors which, individually or in the aggregate, could adversely affect our results of operations, financial condition and cash flows; (3) we continually experience intense competition across all markets for our products and services; (4) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (5) our failure to adequately adapt to IT industry changes could negatively impact our future operating results; (6) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (7) we have made and expect to continue to make investments in new business strategies and initiatives, including acquisitions, which could disrupt our business and have an adverse effect on our operating results; (8) substantial defaults by our customers or the loss of significant customers could have a negative impact on our business, results of operations, financial condition or liquidity; (9) changes in, or interpretations of, tax rules and regulations, changes in mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (10) changes in our credit rating or other market factors such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (11) failure to retain and recruit key personnel would harm our ability to meet key objectives; (12) we cannot predict with certainty what loss we might incur as a result of litigation matters and contingencies that we may be involved with from time to time; (13) we may incur material litigation, regulatory or operational costs or expenses, and may be frustrated in our marketing efforts, as a result of new environmental regulations or private intellectual property enforcement disputes; (14) we face a variety of risks in our reliance on third-party service companies, including shipping companies for the delivery of our products and outsourcing arrangements; (15) changes in accounting rules could adversely affect our future operating results; and (16) our quarterly results have fluctuated significantly.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended Jan. 1, 2011; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics, technical and financial support, managed and cloud-based services, and product aggregation and distribution. The company is the only global broad-based IT distributor, serving more than 150 countries on six continents with the world’s most comprehensive portfolio of IT products and services. Visit www.ingrammicro.com.

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© 2012 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.

Consolidated Balance Sheet

(Amounts in 000s)

(Unaudited)

	December 31, 2011	January 1, 2011
ASSETS
Current assets:
Cash and cash equivalents	$891,403	$1,155,551
Trade accounts receivable, net	4,465,329	4,138,629
Inventory	2,942,164	2,914,525
Other current assets	319,506	381,383

Total current assets	8,618,402	8,590,088
Property and equipment, net	323,261	247,395
Intangible assets, net	73,330	81,992
Other assets	131,523	164,557

Total assets	$9,146,516	$9,084,032

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,893,437	$4,593,694
Accrued expenses	524,010	536,218
Short-term debt and current maturities of long-term debt	92,428	105,274

Total current liabilities	5,509,875	5,235,186
Long-term debt, less current maturities	300,000	531,127
Other liabilities	63,864	76,537

Total liabilities	5,873,739	5,842,850
Stockholders’ equity	3,272,777	3,241,182

Total liabilities and stockholders’ equity	$9,146,516	$9,084,032

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	December 31, 2011		January 1, 2011
Net sales	$9,952,944		$9,882,867
Cost of sales	9,398,686		9,323,016 (b)

Gross profit	554,258		559,851

Operating expenses:
Selling, general and administrative	373,949		391,099
Reorganization costs	4,244		1,495

	378,193	(a)	392,594

Income from operations	176,065		167,257
Interest and other:
Interest income	(1,617)		(1,411)
Interest expense	11,948		14,244
Net foreign currency exchange loss (gain)	6,102		(7,000)
Other	4,082		3,880

	20,515		9,713

Income before income taxes	155,550		157,544
Provision for income taxes	50,677		42,528

Net income	$104,873		$115,016

Diluted earnings per share	$0.68		$0.71

Diluted weighted average shares outstanding	153,399		161,560

(a)	The thirteen weeks ended December 31, 2011 includes reorganization costs of $4,244 (0.04% of consolidated net sales and $0.02 per diluted share) comprised of $517 in North America (0.01% of North America net sales), $1,722 in EMEA (0.05% of EMEA net sales), $1,806 in Asia-Pacific (0.09% of Asia-Pacific net sales), and $199 in Latin America (0.03% of Latin America net sales) primarily for employee termination benefits for workforce reductions.

(b)	The thirteen weeks ended January 1, 2011 includes a benefit of $9,112 (0.09% of consolidated net sales, 1.84% of Latin America net sales and $0.05 per diluted share) recorded in cost of sales related to the release of a portion of the reserve for Brazilian commercial taxes for which the statute of limitations has expired. We did not recognize an income tax impact related to this reversal consistent with the initial Brazilian commercial tax charge in 2007 for which we did not recognize an income tax benefit.

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Fifty-two Weeks Ended
	December 31, 2011		January 1, 2011
Net sales	$36,328,701		$34,588,984
Cost of sales	34,420,419		32,696,693 (f)

Gross profit	1,908,282		1,892,291

Operating expenses:
Selling, general and administrative	1,444,505		1,406,721
Reorganization costs	5,131		1,137

	1,449,636	(c)	1,407,858

Income from operations	458,646		484,433
Interest and other:
Interest income	(5,673)		(4,858)
Interest expense	52,509		39,259
Net foreign currency exchange loss (gain)	4,789		(424)
Loss from settlement of interest rate swap and senior unsecured term loan	5,624	(d)	—
Other	13,526		12,395

	70,775		46,372

Income before income taxes	387,871		438,061
Provision for income taxes	143,631	(e)	120,001

Net income	$244,240		$318,060

Diluted earnings per share	$1.53		$1.94

Diluted weighted average shares outstanding	159,588		163,861

(c)	The fifty-two weeks ended December 31, 2011 includes reorganization costs of $5,131 (0.01% of consolidated net sales and $0.02 per diluted share) recorded primarily during the second half of the year, comprised of $749 in North America (less than 0.01% of North America net sales), $1,453 in EMEA (0.01% of EMEA net sales), $2,730 in Asia-Pacific (0.03% of Asia-Pacific net sales), and $199 in Latin America (0.01% of Latin America net sales) primarily for employee termination benefits for workforce reductions.
(d)	The fifty-two weeks ended December 31, 2011 includes a charge of $5,624 ($0.02 per diluted share) related to the termination of our interest rate swap associated with the repayment of our term loan in September 2011.
(e)	The fifty-two weeks ended December 31, 2011 includes an income tax charge of $24,810 ($0.16 per diluted share) related to a non-cash valuation allowance recorded against our deferred tax assets in Brazil.
(f)	The fifty-two weeks ended January 1, 2011 includes a benefit of $9,112 (0.03% of consolidated net sales, 0.57% of Latin America net sales and $0.05 per diluted share) recorded in cost of sales related to the release of a portion of the reserve for Brazilian commercial taxes for which the statute of limitations has expired. We did not recognize an income tax impact related to this reversal consistent with the initial Brazilian commercial tax charge in 2007 for which we did not recognize an income tax benefit.

Ingram Micro Inc.

Supplementary Information

Income from Operations

(Amounts in 000s)

(Unaudited)

	Thirteen Weeks Ended December 31, 2011
	Net Sales	Operating Income	Operating Margin
North America	$4,213,965	$90,171	2.14%
EMEA	3,201,636	71,112	2.22%
Asia-Pacific	1,964,865	14,025	0.71%
Latin America	572,478	6,500	1.14%
Stock-based compensation expense	—	(5,743)	—

Consolidated Total	$9,952,944	$176,065	1.77%

	Thirteen Weeks Ended January 1, 2011
	Net Sales	Operating Income	Operating Margin
North America	$4,050,031	$70,327	1.74%
EMEA	3,354,700	59,699	1.78%
Asia-Pacific	1,981,699	28,509	1.44%
Latin America	496,437	17,570	3.54%
Stock-based compensation expense	—	(8,848)	—

Consolidated Total	$9,882,867	$167,257	1.69%

See notes (a) and (b) on the consolidated statement of income.

Ingram Micro Inc.

Supplementary Information

Income from Operations

(Amounts in 000s)

(Unaudited)

	Fifty-two Weeks Ended December 31, 2011
		Operating	Operating
	Net Sales	Income	Margin
North America	$15,250,560	$281,155	1.84%
EMEA	11,371,043	136,306	1.20%
Asia-Pacific	7,920,649	46,508	0.59%
Latin America	1,786,449	25,488	1.43%
Stock-based compensation expense	—	(30,811)	—

Consolidated Total	$36,328,701	$458,646	1.26%

	Fifty-two Weeks Ended January 1, 2011
	Net Sales	Operating Income	Operating Margin

North America	$14,549,103	$230,458	1.58%
EMEA	10,871,237	135,681	1.25%
Asia-Pacific	7,570,403	113,003	1.49%
Latin America	1,598,241	32,353	2.02%
Stock-based compensation expense	—	(27,062)	—

Consolidated Total	$34,588,984	$484,433	1.40%

See notes (c) and (f) on the consolidated statement of income.